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                                                                    Exhibit 10.2


                                AMENDED AND RESTATED
                           REPURCHASE AGREEMENT GOVERNING
                       PURCHASES AND SALES OF MORTGAGE LOANS


                                                       Dated as of April 1, 1998


Between:

NationsBank, N.A., as Buyer

                    and

Capital Lease Funding, L.P., as Seller


                                      RECITALS

     WHEREAS, the parties hereto entered into that certain Repurchase Agreement Governing Purchases and Sales of Mortgage Loans dated as of July 19, 1996, as amended by that certain First Amendment dated as of March 1, 1997 (the "ORIGINAL AGREEMENT"); and

     WHEREAS, the parties hereto have agreed to amend and restate the Original Agreement on the terms and conditions set forth herein.

     NOW, THEREFORE, the Original Agreement is hereby amended and restated in its entirety to read as follows:

1.   APPLICABILITY

     From time to time the parties hereto may enter into transactions in which Capital Lease Funding, L.P. ("SELLER") agrees to transfer to NationsBank, N.A. ("BUYER") Mortgage Loans against the transfer of funds by Buyer, with a simultaneous agreement by Seller to purchase from Buyer such Mortgage Loans at a date certain not later than one (1) year after the date of transfer or on demand, as specified in the Confirmation, against the transfer of funds by Seller. Each such transaction shall be referred to herein as a "TRANSACTION" and shall be governed by this Agreement and the related Confirmation, unless otherwise agreed in writing.

2.   DEFINITIONS

     "ACT OF INSOLVENCY" means, with respect to any party, and its Affiliates,
     (i) the filing of a petition, commencing or authorizing the commencement of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law



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     relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another which is consented to or not timely contested by such party or Affiliate or results in entry of an order for relief; (ii) seeking the appointment of a receiver, trustee, custodian or similar official for such party or an Affiliate or any substantial part of the property of either; (iii) the appointment of a receiver, conservator, or manager for such party or an Affiliate by any governmental agency or authority having the jurisdiction to do so; (iv) the making or offering by such party or an Affiliate of a composition with its creditors or a general assignment for the benefit of creditors; (v) the admission by such party, or an Affiliate, of such party's, or such Affiliate's, inability to pay its debts or discharge its obligations as they become due or mature; or (vi) any governmental authority or agency or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such party or of any of its Affiliates, or shall have taken any action to displace the management of such party or of any of its Affiliates or to curtail its authority in the conduct of the business of such party or of any of its Affiliates.

     "ADDITIONAL FUNDS" means cash provided by Seller to Buyer or its designee pursuant to Section 4(a).

     "ADJUSTED PURCHASE PRICE" means, with respect to any Purchased Mortgage Loan, the original Purchase Price of the Purchased Mortgage Loan less the sum of (i) all the amounts actually received by the Buyer pursuant to
     Section 4(a) and (ii) any principal payments made by the Mortgagor thereof and received by the Buyer pursuant to Section 5(a).

     "AFFILIATE" means an affiliate of a party as such term is defined in the United States Bankruptcy Code in effect from time to time; PROVIDED, HOWEVER, as applied to the Seller such term shall not include any entity that would otherwise be included based solely on its relationship with a general partner of the Seller.

     "AGGREGATE OUTSTANDING AMOUNT" means the amount equal to the sum of each Adjusted Purchase Price.

     "AGREEMENT" means this Amended and Restated Repurchase Agreement Governing Purchases and Sales of Mortgage Loans, as amended from time to time.

     "AVERAGE AGGREGATE OUTSTANDING AMOUNT" means, with respect to any applicable time period, the average Aggregate Outstanding Amount during such period.

     "BUSINESS DAY" means a day other than (i) a Saturday or Sunday, or (ii) a day in which the New York Stock Exchange, the Buyer, or the Custodian is authorized or obligated by law or executive order to be closed.

     "BUYER" has the meaning specified in Section 1.


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     "COLLATERAL" has the meaning specified in Section 6.

     "COLLATERAL DEFICIT" has the meaning specified in Section 4(a).

     "COMMERCIAL MORTGAGE LOAN" means a loan secured by a Mortgage on Mortgaged Property and related loan documents that is generally characterized as commercial in nature and which is zoned for commercial use, such as an office building, a shopping center, a warehouse, an office/warehouse/showroom combination building, a hotel, a mobile home park, or other property zoned for commercial use.

     "CONFIRMATION" has the meaning specified in Section 3(a).

     "CREDIT MARKET VALUE" has the meaning specified in Section 4(b).

     "CUSTODIAN" means LaSalle National Bank, as custodian under the Custodial Agreement.

     "CUSTODIAL AGREEMENT" means that custodial agreement, dated as of July 19, 1996, by and among Buyer, Seller and LaSalle National Bank, as custodian.

     "CUSTODIAL DELIVERY" means the form executed by Seller in order to deliver the Mortgage File to Buyer or its designee (including the Custodian) pursuant to Section 7(c), a form of which is attached hereto as EXHIBIT II.

     "ENVIRONMENTAL LAW" means any present or future federal, state or local law, statute, rule, regulation or ordinance, and any judicial or administrative order or judgment thereunder, pertaining to health and safety, industrial hygiene, Hazardous Substances, underground or above-ground tanks or the environment, pollution or contamination.

     "EURODOLLAR RATE" means a per annum interest rate determined pursuant to the following formula:

          Eurodollar Rate =             Interbank Offered Rate
                                   ---------------------------------
                                   1 - Eurodollar Reserve Percentage

     "EURODOLLAR RESERVE PERCENTAGE" means, for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Loans is determined), whether or not Buyer has any Eurocurrency liabilities subject to such reserve requirement at that time. The Aggregate Outstanding Amount shall be deemed to constitute a Eurocurrency


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     liability and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to the Buyer. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

     "EVENT OF DEFAULT" has the meaning specified in Section 12.

     "HAZARDOUS SUBSTANCE" means any material, liquid, gas or other substance that is:

     (a) included within the definition of "hazardous substances," "hazardous materials," "toxic substances," or "solid waste" in or pursuant to any Environmental Law, or subject to regulation under any Environmental Law;

     (b) listed in the United States Department of Transportation Optional Hazardous Materials Table, 49 C.F.R. Section 172.101, as enacted as of the date hereof or as hereafter amended, or in the United States Environmental Protection Agency List of Hazardous Substances and Reportable Quantities, 40 C.F.R. Part 302, as enacted as of the date hereof or as hereafter amended; or

     (c) explosive, radioactive, asbestos, radon, a polychlorinated biphenyl, urea formaldehyde foam insulation, oil or a petroleum product or similar product.

     "INITIAL PUBLIC OFFERING" means an underwritten public offering of the common stock of the Seller pursuant to an effective registration statement filed with the United States Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended.

     "INTERBANK OFFERED RATE" means with respect to any Interest Period the average (rounded upward to the nearest one-sixteenth (1/16) of one percent) per annum rate of interest determined by the Buyer (each such determination to be conclusive and binding) as of two Business days prior to the first day of such Interest Period, as the effective rate at which deposits in immediately available funds in U.S. dollars are being, have been, or would be offered or quoted by the Buyer to major banks in the applicable interbank market for Eurodollar deposits at any time during the Business Day which is the second Business Day immediately preceding the first day of such Interest Period, for a term of one month and in the amount of the sum of the Adjusted Purchase Prices for all Purchased Mortgage Loans with such Interest Period. If no such offers or quotes are generally available for such amount, then the Buyer shall be entitled to determine the Eurodollar Rate by estimating in its reasonable judgment the per annum rate (as described above) that would be applicable if such quote or offers were generally available.

     "INTEREST PERIOD" means, with respect to a Purchased Mortgage Loan, a one month period commencing on the first (1st) day of the calendar month in which the Purchase Date occurs and ending at the close of business on the last day of such calendar month and each subsequent one month period thereafter; PROVIDED, HOWEVER, with respect to the first


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Interest Period related to a Purchased Mortgage Loan, unless the Purchase Date is the first day of the month, the Interest Period shall be deemed to have begun on the first day of the calendar month for purposes of determining the applicable Interbank Offered Rate only; PROVIDED, FURTHER, that any Purchased Mortgage Loan outstanding on the date hereof shall have its current Interest Period end on the last day of April 1, 1998, and the first day of its next Interest Period shall begin on May 1, 1998.

"LEASE ENHANCEMENT POLICY" means any lease enhancement insurance policy issued by National Fire & Marine Insurance Company (or any replacement insurer approved by the Buyer) in favor of the Seller.

"MAXIMUM AGGREGATE OUTSTANDING AMOUNT" means (i) from the date hereof until September 1, 1998 (or such later date to which the Buyer, in its sole discretion, may agree), $550,000,000; and (ii) from September 1, 1998 (or such later date to which the Buyer, in its sole discretion, may agree) until the date on which this Agreement terminates, $350,000,000.

"MORTGAGE" means a mortgage, deed of trust, deed to secure debt or other instrument, creating a valid and enforceable first or second lien on or first or second priority ownership interest in an estate in fee simple in real property and the improvements thereon, securing a mortgage note or similar evidence of indebtedness.

"MORTGAGE FILE" means all documents and other materials specified as the "Mortgage File" in Section 7(c), together with any additional documents and information required to be delivered to Buyer or its designee (including the Custodian) pursuant to this Agreement.

"MORTGAGE LOAN" means (a) non-securitized Commercial Mortgage Loans relating to Mortgage Properties which are owned in fee simple and are single tenant, long-term lease occupied and (b) such other types of (i) non-securitized whole loans or (ii) participation interests in Commercial Mortgage Loans originated by Seller and which otherwise satisfy the requirements of clause (a), in each case as may be agreed upon by the parties hereto from time to time.

"MORTGAGE LOAN SCHEDULE" means a schedule of Mortgage Loans attached to each Trust Receipt, Confirmation and Custodial Delivery.

"MORTGAGE NOTE" means, with respect to each Mortgage Loan, a note or other evidence of indebtedness of a Mortgagor secured by a Mortgage.

"MORTGAGED PROPERTY" means the real property, improvements, personalty and other property described in and subject to a Mortgage or otherwise securing repayment of the debt evidenced by a Mortgage Note.

"MORTGAGEE" means the record holder of a Mortgage Note secured by a Mortgage.


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"MORTGAGOR" means the obligor under a Mortgage Note and the grantor of the related Mortgage.

"PERIODIC PAYMENT" has the meaning specified in Section 5(b).

"PRICE DIFFERENTIAL" means with respect to any Transaction hereunder as of any date, the aggregate amount obtained by daily application of the applicable Pricing Rate for such Transaction to the Adjusted Purchase Price for such Transaction on a three hundred sixty (360) day per year basis for the actual number of days in an Interest Period during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the Repurchase Date (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Transaction).

"PRICING RATE" means (i) prior to the date on which the Seller consummates an Initial Public Offering in an amount not less than $75,000,000, the Eurodollar Rate plus 1.00%; and (ii) on and after the date on which the Seller consummates an Initial Public Offering in an amount not less than $75,000,000, the Eurodollar Rate plus 0.85%.

"PRIME RATE" means, for any day, the rate of interest published by THE WALL STREET JOURNAL, northeast edition, as the "prime rate."

"PURCHASE DATE" means, with respect to any Transaction, the date on which a Purchased Mortgage Loan is transferred by Seller to Buyer or its designee (including the Custodian) as specified in the Funding Certificate.

"PURCHASE PRICE" means on each Purchase Date, the price at which Purchased Mortgage Loans are transferred by Seller to Buyer or its designee (including the Custodian) as specified in the Confirmation and in accordance with Section 3(b).

"PURCHASE PRICE GRID" has the meaning specified in Section 3(b).

"PURCHASE RATE" has the meaning specified in Section 3(b).

"PURCHASED MORTGAGE LOANS" means the Mortgage Loans sold by Seller to Buyer in a Transaction and not yet repurchased by Seller in accordance with the terms hereof.

"REMITTANCE" means, with respect to any Mortgage Loan at any time, any principal thereof then payable and all interest, dividends or other distributions payable thereon.

"REPURCHASE DATE" means, with respect to any Transaction, the date on which Seller is to repurchase any Purchased Mortgage Loan related to such Transaction from Buyer, which date shall be the earliest to occur of (a) (i) if set forth in the related Confirmation, December 31 of the year in which the Buyer purchased the Mortgage Loan (unless such day is not a Business Day, in which case the Repurchase Date shall be the Business Day


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preceding December 31) and (ii) if not set forth in the Confirmation, shall be upon demand of the Buyer, (b) such earlier date as may be required pursuant to the terms of this Agreement and (c) such earlier date as the Seller may request in writing to the Buyer.

"REPURCHASE PRICE" means the price at which a Purchased Mortgage Loan is to be transferred from Buyer or its designee (including the Custodian) to Seller upon termination of a Transaction, which will be, in each case (including Transactions terminable upon demand), equal to the sum of the related Adjusted Purchase Price and the related Price Differential as of the date of such determination.

"SECURITIZATION" means any securitization by the Seller of a pool or pools of Mortgage Loans.

"SELLER" has the meaning specified in Section 1.

"SERVICER" has the meaning specified in Section 23.

"SERVICING AGREEMENT" means the Amended and Restated Interim Servicing Agreement, dated as of July 19, 1996, among the Seller, Midland Loan Services, L.P., LaSalle National Bank and ABN AMRO Bank N.V., or any successor agreement thereto.

"TRANSACTION" has the meaning specified in Section 1.

"TRUST RECEIPT" means a trust receipt issued by Custodian to Buyer confirming the Custodian's possession of certain Mortgage Loan Files which are the property of and held by Custodian for the benefit of Buyer or the registered holder thereof.

"UNUSED AVERAGE BALANCE" means, with respect to any Unused Fee Payment Date, an amount equal to (i) the average Maximum Aggregate Outstanding Amount during the Unused Fee Period MINUS (ii) the average Aggregate Outstanding Amount during the Unused Fee Period.

"UNUSED FEE" means a fee payable to Buyer by Seller on the Unused Fee Payment Date, in an amount equal to the product of (i) the Unused Average Balance and
(ii) the Unused Fee Percentage.

"UNUSED FEE PAYMENT DATE" means (i) any date on which Seller consummates a Securitization and (ii) on October 1 and April 1 of each year (excluding April 1, 1998) unless Seller has consummated a Securitization in the six month period preceding such date.

"UNUSED FEE PERCENTAGE" means, with respect to any Unused Fee Payment Date, an amount equal to: (i) if the Average Aggregate Outstanding Amount is less than or equal to 50% of the average Maximum Aggregate Outstanding Amount for the Unused Fee Period, 0.25% per annum on a three hundred sixty (360) day year basis for the actual number of days during the Unused Fee Period; (ii) if the Average Aggregate Outstanding Amount is greater than 50% and less than or equal to 75% of the average Maximum Aggregate Outstanding Amount for the Unused Fee Period, 0.15% per annum on a three hundred sixty (360) day year basis for the actual


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     number of days during the Unused Fee Period; and (iii) if the Average
     Aggregate Outstanding Amount is greater than 75% of the average Maximum Aggregate Outstanding Amount for the Unused Fee Period, 0.10% per annum on a three hundred sixty (360) day year basis for the actual number of days during the Unused Fee Period.

     "UNUSED FEE PERIOD" means (i) with respect to the initial Unused Fee Payment Date, the period commencing on (and including) the date hereof and ending on (but excluding) the initial Unused Fee Payment Date, and (ii) with respect to each subsequent Unused Fee Payment Date, the period commencing on (and including) the date of the last Unused Fee Payment Date and ending on (but excluding) such subsequent Unused Fee Payment Date.

3.   INITIATION; CONFIRMATION; TERMINATION

     (a) An agreement to enter into a Transaction may be entered into orally or in writing at the initiation of Buyer after receipt of a request of sale from the Seller, which request shall be in the form of a proposed Confirmation. If Buyer agrees to the proposed sale, then Seller shall confirm the terms of the Transaction by issuing a written confirmation in the form of EXHIBIT I attached hereto (a "CONFIRMATION") to Buyer promptly. Such Confirmation shall describe the Purchased Mortgage Loans, identify Buyer and Seller and set forth (i) the Purchase Date, (ii) the Purchase Price, (iii) the Repurchase Date, unless the Transaction is to be terminable on demand by Buyer, (iv) the Purchase Rate applicable to the Transaction, (v) the rating of the lessee or such Mortgaged Property, (vi) whether the lease is a bond, triple net/ground or double net lease and
     (vii) may contain additional terms or conditions not inconsistent with this Agreement. After a Transaction has been agreed to by Buyer and after receipt of the Confirmation, Buyer shall sign the Confirmation and return a copy to Seller.

     (b) The Purchase Price for a Mortgage Loan shall be calculated in accordance with the applicable purchase rate (the "PURCHASE RATE") determined in accordance with the purchase price grid (the "PURCHASE PRICE GRID") and based upon the information provided in the Confirmation and the related footnotes attached hereto as Schedule A; PROVIDED, HOWEVER, that the Purchase Price Grid may be revised and replaced at any time in the Buyer's sole discretion. The Purchase Price for triple and double net lease related Mortgage Loans shall include the cost of any insurance policy related to such Mortgage Loan, including, without limitation, any casualty and condemnation policy. Without limiting the foregoing, the Purchase Price for a Mortgage Loan shall include the cost of any Lease Enhancement Policy related to such Mortgage Loan.

     (c) Any Confirmation by Buyer shall be deemed to have been received by Seller on the date actually received by Seller.


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     (d)  Upon execution by Buyer of a Confirmation, such Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction covered thereby.

     (e) Notwithstanding any provision to the contrary contained herein or in a Confirmation, the Buyer may require the Seller to immediately repurchase any Mortgage Loan, in accordance with Section 3(f), after review by the Buyer and its counsel of the Mortgage File and related documentation, including, but not limited to, any related hedge agreement or instrument and the discovery of any non-conformity that Buyer determines could have an adverse affect on the Buyer's interest between (a) any item required to be included in the Mortgage File and any related documentation and (b) (i) the representations and warranties set forth in Exhibit V, (ii) the underwriting standards of the Seller agreed to by the Buyer, (iii) the terms of the Confirmation, (iv) the Seller's hedging policy as agreed to by the Buyer and (v) the terms of this Agreement (each such Mortgage Loan, a "NON-CONFORMING LOAN"). The Buyer and its counsel shall complete such review within 5 Business Days after receipt of all Mortgage File items. Upon notice to the Seller of a Non-Conforming Loan, Buyer may, in its sole discretion, defer Seller's obligation to repurchase such Mortgage Loan and allow Seller an opportunity to cure such non-conformity; PROVIDED, HOWEVER, that Buyer shall continue to have the right to require the Seller to repurchase such Non-Conforming Loan if such cure is not accomplished in a timely and satisfactory manner as determined in Buyer's sole discretion.

     (f) In the case of Transactions terminable upon demand by the Buyer or in the case of the repurchase of Non-Conforming Loans, such demand for repurchase shall be made by Buyer by telephone or otherwise, no later than 10:00 a.m. New York City time on the Business Day prior to the day on which the Buyer desires such repurchase to take place. Unless the Repurchase Date is expressly stated in the Confirmation, each Transaction shall be terminable upon demand by the Buyer.

     (g) In the case of Transactions with a specified Repurchase Date set forth in the related Confirmation, such Repurchase Date may be extended in the Buyer's sole discretion at the written request of the Seller. Such notice shall be delivered to Buyer not more than 60 days prior to such specified Repurchase Date. Buyer shall notify Seller of Buyer's determination whether to extend the Repurchase Date within 30 days prior to such specified Repurchase Date. Buyer reserves the right to agree to any such extension at any time prior to such specified Repurchase Date.

     (h) On the Repurchase Date, termination of the Transaction will be effected by transfer to Seller or its designee of the Purchased Mortgage Loans against the simultaneous transfer of the Repurchase Price to an account of Buyer. Buyer or its designee (including the Custodian) shall return the Mortgage Files to Seller within three Business Days of the receipt of the Repurchase Price by the Buyer. Provided, however, that the Mortgage Files will be returned to Seller simultaneously with receipt by Buyer of


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     the Repurchase Price provided Seller gives Buyer at least three Business
     Days prior written notice of its desire for a simultaneous transfer.

     (i) The Aggregate Outstanding Amount shall at no time exceed the Maximum Aggregate Outstanding Amount.

4.   COLLATERAL AMOUNT MAINTENANCE

     (a) If at any time the Credit Market Value of any Purchased Mortgage Loan is less than the Adjusted Purchase Price for such Mortgage Loan (a "COLLATERAL DEFICIT"), then Buyer may, by notice to Seller, require Seller to transfer to Buyer or its designee (including the Custodian) cash ("ADDITIONAL FUNDS") so that the cash and Credit Market Value of the Purchased Mortgage Loan, will thereupon equal or exceed the Adjusted Purchase Price for such Mortgage Loan; PROVIDED, HOWEVER, that any such Collateral Deficit will be offset to the extent there exists any Collateral Excess with respect to any other Purchased Mortgage Loan held by the Buyer. "COLLATERAL EXCESS" shall mean, with respect to any Purchased Mortgage Loan, the amount, if any, by which the Credit Market Value exceeds the Adjusted Purchase Price of such Purchased Mortgage Loan.

     (b) The "Credit Market Value" of a Purchased Mortgage Loan shall be determined by the Buyer in its sole discretion and shall be based on factors such as, and not limited to, (1) a change in the debt rating of a tenant of a lease related to such Purchased Mortgage Loan, (2) defaults in a Purchased Mortgage Loan or (3) other supplemental adjustments deemed necessary or prudent by the Buyer; PROVIDED, HOWEVER, that such determination shall not be based on fluctuations in interest rates. Each such determination shall be conclusive evidence of the Credit Market Value.

     (c) Notice required pursuant to subsection (a) above may be given by any means of telecopier or telegraphic transmission. A notice for the payment in respect of a Collateral Deficit received before 5:00 p.m. New York City time on a Business Day, must be met not later than 5:00 p.m. New York City time on the fifteenth day following the Business Day on which the notice was given. Any notice given on a Business Day after 5:00 p.m. New York City time shall be deemed received on the following Business Day. The failure, of Buyer, on any one or more occasions, to exercise its rights under subsection (a) of this Section shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Buyer and Seller agree that a failure or delay to exercise Buyer's rights under subsection (a) of this Section shall not limit Buyer's rights under this Agreement or otherwise existing by law or in any way create additional rights for the Seller.

5.   REMITTANCE PAYMENTS

     (a) In the event that a particular Transaction's term extends over a Remittance payment date under the Purchased Mortgage Loans subject to that Transaction, such Remittance shall be the property of Buyer and shall be paid to the Buyer immediately

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     upon receipt thereof.  Notwithstanding the foregoing, Buyer agrees that the
     Servicer shall remit to Seller an amount equal to the excess of any interest received from the Mortgagor with respect to a Purchased Mortgage Loan over the Periodic Payment due and owing to the Buyer.

     (b) Notwithstanding that Buyer and Seller intend that the Transactions hereunder be sales to Buyer of the Purchased Mortgage Loans, Buyer shall be entitled to receive from Seller (i) the accreted value of the Price Differential (each such payment, a "PERIODIC PAYMENT") in accordance with the terms of Section 8.02 of the Servicing Agreement, but in any case no less frequently than on a monthly basis, and (ii) the Unused Fee.

     (c) On September 1, 1998, Seller shall take such actions as are necessary, including, without limitation, the repurchase of a sufficient amount of Purchased Mortgage Loans, to ensure that the Aggregate Outstanding Amount does not exceed the Maximum Aggregate Outstanding Amount; PROVIDED, HOWEVER, that if Buyer in its sole discretion has granted a written extension of the date on which Seller is required to consummate a Securitization as provided in Section 11(f) hereof, such extension shall be deemed automatically to extend the date set forth in the definition of Maximum Aggregate Outstanding Amount and in this Section 5(c) to such later date UNLESS such written extension expressly provides to the contrary.

6.   SECURITY INTEREST

     Buyer and Seller intend that the Transactions hereunder be sales to Buyer of the Purchased Mortgage Loans and not loans from Buyer to Seller secured by the Purchased Mortgage Loans. However, in order to preserve Buyer's rights under this Agreement in the event that a court or other forum recharacterizes any one or more of the Transactions hereunder as loans and as security for the performance by Seller of all of Seller's obligations to Buyer under this Agreement and the Transactions entered into pursuant to this Agreement, Seller grants Buyer a first priority security interest in the Purchased Mortgage Loans, Mortgage Files, Servicing Agreements, servicing records, any assignments of rents and leases, insurance relating to the Mortgage Loans (including, but not limited to, any insurance policies covering casualty and condemnation losses, any title insurance policies and any Lease Enhancement Policies), Remittances, hedging agreements or instruments related to the Mortgage Loans, custodial accounts and escrow accounts relating to the Mortgage Loans and any other contract rights, general intangibles and other assets relating to the Mortgage Loans or any interest in the Mortgage Loans, the servicing of the Mortgage Loans, and securities backed by or representing an interest in such Mortgage Loans and all products and proceeds of the foregoing (collectively, the "COLLATERAL").

7.   PAYMENT, TRANSFER AND CUSTODY

     (a) Unless otherwise mutually agreed in writing, all transfers of funds hereunder shall be in immediately available funds.

     (b) The Seller shall deliver to the Buyer a written funding certificate in the form of EXHIBIT IV attached hereto (a "FUNDING CERTIFICATE") one Business Day before the intended Purchase Date. On the Purchase Date for each Transaction, ownership of the Purchased Mortgage Loans and related Collateral shall be transferred to Buyer or its designee (including the Custodian) against the simultaneous transfer of the Purchase Price as directed by Buyer. Seller, simultaneously with the delivery to Buyer or its designee (including the Custodian) of the Purchased Mortgage Loans relating to each Transaction, hereby sells, transfers, conveys and assigns to Buyer or its designee (including the Custodian) without recourse, but subject to the terms of this Agreement, all the right, title and interest of Seller in and to the Purchased Mortgage Loans together with all right, title and interest in and to the proceeds of any related insurance policies, assignments of rents and leases and hedging agreements and instruments.

     (c) In connection with such sale, transfer, conveyance and assignment, Seller shall deliver or cause to be delivered and released to Buyer or its designee (including the Custodian), within two Business Days after the related Purchase Date, the following documents (the "MORTGAGE FILE"), pertaining to each of the Purchased Mortgage Loans identified in the Custodial Delivery delivered therewith:

          (i) the original Mortgage Note bearing all intervening endorsements, endorsed "Pay to the order of ____________, without recourse" and signed in the name of the last endorsee (the "LAST ENDORSEE") by an authorized officer (in the event that the Mortgage Loan was acquired by the Last Endorsee in a merger, the signature must be in the following form: "[the Last Endorsee], successor by merger to [name of predecessor]"; in the event that the Mortgage Loan was acquired or originated while doing business under another name, the signature must be in the following form: "[insert name of the Last Endorsee], formerly known as [previous name]";

          (ii) the original of any guarantee executed in connection with the Mortgage Note (if any);

          (iii) the recorded original of the Mortgage, or in the event such original has not yet been received from the applicable recording office, a duplicate original of the Mortgage certified by an officer of the Seller as a true and correct copy of the Mortgage delivered for recording;

          (iv) the recorded original of all assumption, modification, consolidation or extension agreements with respect to the Mortgage (if any), or in the event such original has not yet been received from the applicable recording office, duplicate originals of all assumption, modification, consolidation or extension agreements with respect to the Mortgage (if any) certified by an officer of the Seller as a true and correct copy thereof delivered for recording;

          (v) the original Assignment of Mortgage in blank for each Mortgage Loan, in form and substance acceptable for recording and signed in the name of the Last Endorsee (in the event that the Mortgage Loan was acquired by the Last Endorsee in a merger, the signature must be in the following form: "[insert name of the last Endorsee], successor by merger to [name of predecessor]"; in the event that the Mortgage Loan was acquired or originated while doing business under another name, the signature must be in the following form: "[insert name of the Last Endorsee], formerly known as [previous name]";

          (vi) duplicate originals of all intervening assignments of mortgage (if any);

          (vii) a duplicate original of the assignment of leases and rents (if any);

          (viii) the original assignment of assignment of leases and rents (if any), from Seller in blank, in form and substance acceptable for recording;

          (ix) originals of the file stamped and/or recorded UCC-1 Financing Statements or in the event such original has not yet been received from the applicable recording office, duplicate originals of such UCC-1 Financing Statements certified by an officer of the Seller as a true and correct copy thereof delivered for recording;

          (x) the original assignments of the UCC-1 Financing Statements in blank, in form and substance acceptable for filing;

          (xi) the original mortgagee title insurance policy, or if the original mortgagee title insurance policy has not been issued, the pro forma policy, the preliminary title report, binder or commitment to insure;

          (xii) a duplicate original of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage;

          (xiii) with respect to a Mortgage that does not allow the Mortgagor to self-insure, original binders and copies of related insurance policies with original insurance polices or certified copies thereof to be delivered within forty-five days of the related Purchase Date and with respect to all other Mortgages, original binders with respect to any insurance policies;

          (xiv) binders with respect to any insurance policies or similar agreements insuring against losses resulting from any failure by a lessee of the Mortgaged Property to make any payment to the Mortgagor as a result of a casualty or condemnation or otherwise;

          (xv) duplicate originals of any hedging agreement, instrument or confirmation as it relates to the Transaction;

          (xvi) an original assignment to the Buyer of any such hedging agreement or instrument in form and substance acceptable to the Buyer unless previously delivered pursuant to this Agreement;

          (xvii) any other documents, instruments or papers relating to the Mortgage Loans delivered by or on behalf of mortgagor; and

         (xviii) an original of any Lease Enhancement Policy.

     (d) With respect to each Purchased Mortgage Loan delivered by Seller to Buyer or its designee (including the Custodian), Seller shall execute irrevocable letters of instructions to the Servicer, substantially in the form of EXHIBIT III attached hereto.

     (e) Buyer may deposit the Mortgage Files representing the Purchased Mortgage Loans, or direct that the Mortgage Files be deposited directly, with a designee acting in the capacity of bailee for Buyer. If the Mortgage Files are delivered to Buyer or its designee, Buyer or its designee shall during the term of this Agreement exercise reasonable and prudent care in the maintenance thereof. If the Mortgage Loan Files are delivered to Custodian, the Mortgage Files shall be maintained in accordance with the Custodial Agreement. Seller understands and agrees that the Custodian shall have no responsibility to Seller, including without limitation any responsibility to keep Seller informed of any changes in the status of such Mortgage Files or in Buyer's instructions with respect thereto, except as explicitly set forth in the Custodial Agreement.

8.   HYPOTHECATION OR PLEDGE OF PURCHASED MORTGAGE LOANS

     Title to each Purchased Mortgage Loan, and related Collateral shall pass to Buyer immediately upon payment of the Purchase Price therefor and Buyer shall have free and unrestricted use of all Purchased Mortgage Loans and related Collateral. Nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased Mortgage Loans and related Collateral or otherwise pledging, repledging, hypothecating, or rehypothecating the Purchased Mortgage Loans and related Collateral. Nothing contained in this Agreement shall obligate Buyer to segregate any Purchased Mortgage Loans delivered to Buyer by Seller.

9.   REPRESENTATIONS

     (a) The Seller represents and warrants to the Buyer that (i) it is duly authorized to execute and deliver this Agreement, to enter into the Transactions contemplated hereunder and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance; (ii) it will engage in such Transactions as principal (or, if agreed in writing in advance of any Transaction by the

     Buyer, as agent for a disclosed principal); (iii) the person signing this Agreement on its behalf is duly authorized to do so (on its behalf or on behalf of any such disclosed principal); (iv) no approval, consent or authorization of the Transactions contemplated by this Agreement from any federal, state, or local regulatory authority having jurisdiction over it is required or, if required, such approval, consent or authorization has been obtained; (v) the execution, delivery, and performance of this Agreement and the Transactions hereunder will not violate any law, regulation, order, judgment, decree, ordinance, charter, by-law, or rule applicable to it or its property or constitute a default (or an event which, with notice or lapse of time, or both would constitute a default) under or result in a breach of, any agreement or other instrument by which it is bound or by which any of its assets are affected; (vi) it has received approval and authorization to enter into this Agreement and each and every Transaction actually entered into hereunder pursuant to its internal policies and procedures; and (vii) neither this Agreement nor any Transaction pursuant hereto are entered into in contemplation of insolvency or with intent to hinder, delay or defraud any creditor.

     (b) Seller represents and warrants to Buyer that as of the Purchase Date for the purchase of any Purchased Mortgage Loans by Buyer from Seller and as of the date of this Agreement and any Transaction hereunder and at all times while this Agreement and any Transaction thereunder is in full force and effect:

          (i) ORGANIZATION. Seller is duly organized, validly existing and in good standing under the laws and regulations of the state of Seller's organization and is duly licensed, qualified, and in good standing in every state where Seller transacts business and in any state where any Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by Seller.

          (ii) NO LITIGATION. There is no action, suit, proceeding, investigation, or arbitration pending or threatened against Seller which may result in any material adverse change in the business, operations, financial condition, properties, or assets of Seller, or which may have an adverse effect on the validity of this Agreement or the Purchased Mortgage Loans or any action taken or to be taken in connection with the obligations of Seller contemplated herein.

          (iii) NO BROKER. Except as disclosed in writing to the Buyer, Seller has not dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Mortgage Loans pursuant to this Agreement. In the case of any such disclosed broker, investment banker, agent or other person, Seller has paid all amounts owed to or earned by such person and such person has no claim for the payment of any further amounts.

          (iv) GOOD TITLE TO COLLATERAL. Purchased Mortgage Loans shall be free and clear of any lien, encumbrance or impediment to transfer, and Seller represents and warrants the foregoing to Buyer and represents and warrants that it has good, valid and marketable title or right to sell and transfer such Purchased Mortgage Loans to Buyer.

          (v) DELIVERY OF MORTGAGE FILES. The Mortgage Files (including, without limitation, the Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under this Agreement with respect to the Mortgage Loans) will be delivered by the Seller to the Custodian within two Business Days after the related Purchase Date. Seller or its designee is in possession of a complete, true and accurate Mortgage File, except for such documents the originals of which have been delivered to the Custodian.

          (vi) SELECTION PROCESS. The Purchased Mortgage Loans were selected from among the outstanding Mortgage Loans in Seller's portfolio as to which the representations and warranties set forth in this Agreement could be made and such selection was not made in a manner so as to affect adversely the interests of Buyer.

          (vii) OTHER REPRESENTATIONS. The other representations and warranties, if any, set forth in the related Confirmation are true and correct.

     (c) Seller represents and warrants to Buyer that each Mortgage Loan sold hereunder and each pool of Mortgage Loans sold in a Transaction hereunder, as of the related Purchase Date conform to the representations and warranties set forth in EXHIBIT V attached hereto.

     (d) On the Purchase Date for any Transaction, Seller shall be deemed to have made all the foregoing representations with respect to itself as of such Purchase Date.

10.  NEGATIVE COVENANTS OF SELLER

     On and as of the date of this Agreement and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction, Seller covenants that it will not:

     (a) take any action which would directly or indirectly impair or adversely affect Buyer's title to or the value of the Purchased Mortgage Loans; or

     (b) pledge, assign, convey, grant, bargain, sell, set over, deliver or otherwise transfer any interest in the Purchased Mortgage Loans to any person not a party to this Agreement, nor will Seller create, incur or permit to exist any lien, encumbrance or security interest in or on the Purchased Mortgage Loans except as described in Section 6 of this Agreement.

11.  AFFIRMATIVE COVENANTS OF SELLER

     (a) Seller shall provide Buyer with copies of such documentation as Buyer may reasonably request evidencing the truthfulness of the representations set forth in Section 9, including but not limited to a copy of Seller's partnership agreement and such other documents authorizing Seller to engage in this Agreement and the Transactions contemplated by this Agreement.

     (b) Seller shall, at Buyer's request, take all action reasonably necessary to ensure that Buyer will have a first priority security interest in the Purchased Mortgage Loans and related Collateral, including, among other things, the execution of such UCC financing statements as Buyer may reasonably request.

     (c) Seller covenants that it will not create, incur or permit to exist any lien, encumbrance or security interest in or on any of the Collateral without the prior express written consent of Buyer.

     (d) Seller shall maintain a hedging program with respect to the Purchased Mortgage Loans which shall be satisfactory to the Buyer and subject to the Buyer's review and revision on a daily basis. If Buyer shall determine in its sole discretion that Seller's hedging program is unsatisfactory with respect to a particular Purchased Mortgage Loan or with respect to all Purchased Mortgage Loans as a whole, the Seller shall adjust its hedging program within one Business Day of notice from the Buyer.

     (e) The Seller shall provide Buyer with monthly compliance letters in such form and containing such information as the Buyer shall require including, but limited to, current status of Purchased Mortgage Loans and debt ratings of tenants under leases related to Purchased Mortgage Loans.

     (f) Seller shall deliver to Buyer no later than April 10, 1998, an opinion of counsel to Seller in form and substance satisfactory to Buyer.

     (g) Seller shall use its best efforts to consummate a Securitization on or before September 1, 1998 (or such later date to which Buyer, in its sole discretion, may agree).

12.  EVENTS OF DEFAULT

     If any of the following events (each an "EVENT OF DEFAULT") occur, Buyer shall have the rights set forth in Section 13, as applicable:

     (a) Seller fails to (i) deliver any Mortgage File within two Business Days after the Purchase Date for the related Mortgage Loan, (ii) deliver Additional Funds in the amount or by the time required by Section 4 or
     (iii) repurchase any Mortgage Loan on the related Repurchase Date, PROVIDED, HOWEVER, that with respect to a Mortgage Loan that is to be repurchased on demand, as set forth herein, such repurchase shall be made within 15 days after receipt by it of written notice from Buyer;

     (b) Seller fails to comply with any of the provisions of Sections 3, 4 or 5;

     (c) Seller fails to adjust its hedging program within one Business Day of notice from Buyer pursuant to Section 11(d);

     (d) Seller fails to satisfy or perform any other material obligation or covenant under this Agreement;

     (e) any change in the Servicer or the terms of the Servicing Agreement without the prior written approval of the Buyer;

     (f)  an Act of Insolvency occurs with respect to Seller or Servicer;

     (g) any representation made by Seller shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated;

     (h) Seller dissolves, merges or consolidates with another entity unless it is the surviving party; or sells, transfers, or otherwise disposes of a material portion of its business or assets;

     (i) this Agreement shall for any reason cease to create a valid, first priority security interest in any of the Purchased Mortgage Loans or other Collateral purported to be covered hereby; or

     (j) any default by the Seller occurs under the Amended and Restated Promissory Note and Security Agreement dated April 1, 1998 by and between the Buyer and the Seller or under the Fifth Amended and Restated Promissory Note dated April 1, 1998 by and between the Buyer and the Seller.

13.  REMEDIES

     If an Event of Default occurs, the following rights and remedies are available to Buyer:

          (i) At the option of Buyer, exercised by written notice to Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency), the Repurchase Date for each Transaction hereunder shall be deemed immediately to occur.

          (ii) If Buyer exercises or is deemed to have exercised the option referred to in subsection (i) of this Section:

                 (A) Seller's obligations hereunder to (I) repurchase all Purchased Mortgage Loans in such Transactions at their respective Repurchase Prices and (II) pay the aggregate accreted Price Differentials shall thereupon become immediately due and payable; and

                 (B) to the extent permitted by applicable law, the Repurchase Price with respect to each such Transaction shall be increased by the aggregate amount obtained by daily application of, on a three hundred sixty (360) day per year basis for the actual number of days during the period from and including the date of the exercise or deemed exercise of such option to but excluding the date of payment of the Repurchase Price as so increased, (x) the greater of the Prime Rate or the Pricing Rate for each such Transaction to (y) the Repurchase Price for such Transaction as of the Repurchase Date as deemed pursuant to subsection (i) of this Section.

          (iii) After delivery to the Seller of any required notice and the expiration of any applicable cure period, Buyer may (A) immediately sell, without notice or demand of any kind, at one or more public or private sales and at such price or prices as Buyer may reasonably deem satisfactory, any or all Purchased Mortgage Loans and related Collateral and all related Collateral subject to a Transaction hereunder or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Mortgage Loans, to give Seller credit for such Purchased Mortgage Loans in an amount equal to the Credit Market Value of the Purchased Mortgage Loans against the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder.

          (iv) The parties recognize that it may not be possible to purchase or sell all of the Purchased Mortgage Loans on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Mortgage Loans may not be liquid. In view of the nature of the Purchased Mortgage Loans, parties agree that liquidation of a Transaction or underlying Purchased Mortgage Loans and related Collateral does not require a public purchase or sale and that any good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect, in its sole discretion, the time and manner of liquidating any Purchased Mortgage Loan and nothing contained herein shall (A) obligate Buyer to liquidate any Purchased Mortgage Loan on the occurrence of an Event of Default or to liquidate all Purchased Mortgage Loans in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Buyer.

          (v) Buyer shall, without regard to the adequacy of the security for Seller's obligations under this Agreement, be entitled to the appointment of a receiver by any court having jurisdiction, without notice, to take possession of and protect, collect, manage, liquidate, and sell the Collateral or any portion thereof, and collect the payments due with respect to the Collateral or any portion thereof.

          (vi) Seller shall be liable to Buyer for the amount of all expenses, including reasonable legal or other expenses incurred by Buyer in connection with or as a consequence of an Event of Default. Seller shall be liable, with respect to each Purchased Mortgage Loan, for the positive difference, if any, between the Repurchase Price of any Purchased Mortgage Loan and the actual net sale proceeds reviewed by Buyer after selling any Purchased Mortgage Loan pursuant to this Section 13 and interest shall accrue thereon from the date of such sale at a rate per annum equal to the Prime Rate plus 5%.

          (vii) Buyer shall have all the rights and remedies provided herein, provided by applicable federal, state, foreign, and local laws (including, without limitation, the rights and remedies of a secured party under the Uniform Commercial Code of the State of New York, to the extent that the Uniform Commercial Code is applicable in equity, and under any other agreement between Buyer and Seller).

          (viii) Buyer may exercise one or more of the remedies available to Buyer immediately upon the occurrence of an Event of Default and, except to the extent provided in subsections (i) and
                 (iii) of this Section, at any time thereafter without notice to Seller. All rights and remedies arising under this Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Buyer may have.

14.  SINGLE AGREEMENT

     Buyer and Seller acknowledge that, and have entered into this Agreement and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and that each has been entered into in consideration of the other Transactions. Accordingly, the Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that the Buyer shall be entitled to set off claims and apply property held by the Buyer in respect of any Transaction against obligations owing to it in respect of any other Transactions hereunder and (iii) that payments, deliveries, and other transfers made by the Seller in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries, and other transfers may be applied against each other and netted.

15.  NOTICES AND OTHER COMMUNICATIONS

     Unless another address is specified in writing by the respective party to whom any written notice or other communication is to be given hereunder, all such notices or communications shall be in writing or confirmed in writing and delivered at the respective addresses set forth in the Confirmation.

16.  ENTIRE AGREEMENT; SEVERABILITY

     This Agreement together with the applicable Confirmation constitutes the entire understanding between Buyer and Seller with respect to the subject matter it covers and shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions involving Purchased Mortgage loans. By acceptance of this Agreement, Buyer and Seller acknowledge that they have not made, and are not relying upon, any statements, representations, promises or undertakings not contained in this Agreement. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

17.  ASSIGNMENT

     The rights and obligations of the parties under any Agreement and under any Transaction shall not be assigned by either party without the prior written consent of the other party. Subject to the foregoing, this Agreement and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in this Agreement express or implied, shall give to any person, other than the parties to this Agreement and their successors hereunder, any benefit or any legal or equitable right, power, remedy or claim under this Agreement.

18.  TERMINATION

     This Agreement shall have a term of two years from the date hereof; PROVIDED, HOWEVER, that this Agreement may be terminated by either party upon giving of 120 days prior written notice to the other, except that this Agreement shall, notwithstanding such notice, remain applicable to any Transaction then outstanding. Notwithstanding any such termination or the occurrence of an Event of Default, all of the representations, warranties and covenants hereunder shall continue and survive.

19.  GOVERNING LAW

     THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

20.  CONSENT TO JURISDICTION

     The parties irrevocably agree to submit to the personal jurisdiction of the United States District Court for the Southern District of New York, the parties irrevocably waiving any objection thereto. If, for any reason, federal jurisdiction is not available, and only if federal jurisdiction is not available, the parties irrevocably agree to submit to the personal jurisdiction of the Supreme Court of the State of New York, the parties irrevocably waiving any objection thereto.

21.  NO WAIVERS, ETC.

     No express or implied waiver of any Event of Default by the Buyer shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Any such waiver or modification shall be effective only in the specific instance and for the specific purpose for which it was given.

22.  INTENT

     The parties understand and intend that this Agreement and each Transaction hereunder constitute a "securities contract" as that term is defined in Section 741 of Title II of the United States Code, as amended; provided, however, that if Seller is an "insured depository institution" as that term is defined in
Section 1813(a) of Title 12 of the United States Code, as amended, the parties understand and intend that this Agreement and each Transaction hereunder constitute a "qualified financial contract" as that term is defined in Section 1821 of Title 12 of the United States Code, as amended.

23.  SERVICING

     (a) Seller covenants to maintain or cause the servicing of the Purchased Mortgage Loans to be maintained in conformity with accepted servicing practices in the industry and in a manner at least equal in quality to the servicing Seller provides to mortgage loans which it owns. All servicing fees and compensation with respect to the servicing of the Purchased Mortgage Loans shall be customary, reasonable and consistent with industry practice.

     (b) The Seller represents and warrants that the Purchased Mortgage Loans are serviced by Midland Loan Services L.P., a third party servicer (the "SERVICER"). Seller (i) shall provide a copy of the Servicing Agreement to Buyer; and (ii) hereby irrevocably assigns to Buyer and Buyer's successors and assigns all right, title, interest and the benefits of the Servicing Agreement with respect to the Purchased Mortgage Loans.

24.  DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

     The parties acknowledge that they have been advised that in the case of Transactions in which one of the parties is an "insured depository institution" as that term is defined in Section 1831(a) of Title 12 of the United States Code, as amended, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or the Bank Insurance Fund, as applicable.

25.  NETTING

     If Buyer and Seller are "financial institutions" as now or hereinafter defined in Section 4402 of Title 12 of the United States Code ("SECTION 4402") and any rules or regulations promulgated thereunder:

     (a) All amounts to be paid or advanced by one party to or on behalf of the other under this Agreement or any Transaction hereunder shall be deemed to be "payment obligations" and all amounts to be received by or on behalf of one party from the other under this Agreement or any Transaction hereunder shall be deemed to be "payment entitlements" within the meaning of Section 4402, and this Agreement shall be deemed to be a "netting contract" as defined in Section 4402.

     (b) The payment obligations and the payment entitlements of the parties hereto pursuant to this Agreement and any Transaction hereunder shall be netted as follows. In the event that either party (the "DEFAULTING PARTY") shall fail to honor any payment obligation under this Agreement or any Transaction hereunder, the other party (the "NONDEFAULTING PARTY") shall be entitled to reduce the amount of any payment to be made by the Nondefaulting Party to the Defaulting Party by the amount of the payment obligation that the Defaulting Party failed to honor.

26.  MISCELLANEOUS

     (a) Seller agrees to pay to NationsBanc Montgomery Securities LLC on the date hereof (i) an origination fee in the amount of $50,000.00 and (ii) all reasonable costs and expenses of Buyer in connection with the negotiation, preparation, execution and delivery of this Agreement and any related documents, including without limitation, the reasonable fees and expenses of counsel to Buyer.

     (b) Time is of the essence under this agreement and all Transactions and all references to a time shall mean New York time in effect on the date of the action unless otherwise expressly stated in this Agreement.

     (c) Buyer shall be authorized to accept orders and take any other action affecting any accounts of Seller in response to instructions given in writing or orally by telephone or otherwise by any person with apparent authority to act on behalf of Seller, and Seller shall indemnify Buyer, defend, and hold Buyer harmless from and against any and all liabilities, losses, damages, costs, and expenses of any nature arising out of or in connection with any action taken by Buyer in response to such instructions received or reasonably believed to have been received from Seller.

     (d) If there is any conflict between the terms of this Agreement or any Transaction entered into hereunder and the Custodial Agreement, this Agreement shall prevail.

     (e) If there is any conflict between the terms of a Confirmation or a corrected Confirmation issued by Buyer and this Agreement, the Confirmation shall prevail.

     (f) This Agreement may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

     (g) The headings in this Agreement are for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

                               [Signatures to Follow]

     IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date set forth above.


                              NATIONSBANK, N.A.


                              By:
                                 ----------------------------
                                 Name
                                 Title


                              CAPITAL LEASE FUNDING, L.P.
                                By:  CLF HOLDINGS, INC.


                              By:
                                 ----------------------------
                                 Name
                                 Title

                                EXHIBITS AND SCHEDULES


EXHIBIT I                               Form of Confirmation

EXHIBIT II                              Form of Custodial Delivery

EXHIBIT III                             Form of Letter of Instruction to
Servicer

EXHIBIT IV                              Form of Funding Certificate

EXHIBIT V                               Representations and Warranties Regarding
                                        Mortgage Loans

SCHEDULE A                              Purchase Price Grid

                                     EXHIBIT I


                            Form of Confirmation Letter
                                       [Date]


                                   [see attached]

                                     EXHIBIT II


                             Form of Custodial Delivery

     On this _______ day of ____________, 19___, Capital Lease Funding, L.P. (the "Seller") under that certain Amended and Restated Repurchase Agreement Governing Purchases and Sales of Mortgage Loans, dated as of April 1, 1998 (the "Repurchase Agreement") between Seller and NationsBank, N.A. (the "Buyer"), does hereby deliver to [Buyer][Buyer's designee] LaSalle National Bank ("Custodian"), as custodian under that certain Custodial Agreement, dated as of July 19, 1996, [between Buyer and Custodian][among Buyer, Seller and Custodian], the Mortgage Files with respect to the Mortgage Loans to be purchased by Buyer on __________ pursuant to the Repurchase Agreement, which Mortgage Loans are listed on the Mortgage Loan Schedule attached hereto [and which Mortgage Loans shall be subject to the terms of the Custodial Agreement on the date hereof].

     [With respect to the Mortgage Files delivered hereby, for the purposes of issuing the Initial Trust Receipt, the Custodian shall review the Mortgage Files to ascertain delivery of the documents listed in Annex A attached to the Custodial Agreement. Custodian shall deliver the Final Trust Receipt within ____ days of the Purchase Date.]

     [Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Custodial Agreement.]

     IN WITNESS WHEREOF, Seller has caused its name to be signed hereto by its officer thereunto duly authorized as of the day and year first above written.


                              CAPITAL LEASE FUNDING, L.P.
                               By:  CLF HOLDINGS, INC.


                              By:
                                 -----------------------------
                                 Name
                                 Title

                                    EXHIBIT III

                         Letter of Instructions to Servicer

[Servicer]

Ladies/Gentlemen:

     On  __________ __, 199__, ("Seller"), sold to [Buyer] ["Buyer"] all of
Seller's right, title and interest in and to the mortgage loans identified on Appendix A attached to this letter and made a part hereof (the "Mortgage Loans") pursuant to that certain Amended and Restated Repurchase Agreement Governing Purchases and Sales of Mortgage Loans dated as of April 1, 1998 between Buyer and Seller.

     Accordingly, Seller hereby unconditionally and irrevocably instructs you to pay to Buyer, pursuant to the terms of our existing servicing arrangements, any and all monies received by you on or after __________ __, 199__ which would have been payable from time to time by you to Seller on account of or otherwise in connection with the Mortgage Loans, including without limitation any, and all principal, interest, partial prepayments, prepayments in full, penalties, advance payments, or expenses; provided, however, that you shall remit to Seller an amount equal to the excess of any interest received over the applicable Periodic Payment due and owing to the Buyer as specified by the Buyer; provided, further, that any such monies representing scheduled payments of principal of or interest on such Mortgage Loans due prior to ________, ___, 199__ shall be paid to Seller. All such monies shall be paid by you to the order of Buyer in the manner and on the date such monies would have been payable to Seller, as follows:

                 [Bank]
                 ABA # ________ for the account of [Buyer]
                 Acct. #_______
                 Attn: ________/re: [Seller]



                              Very truly yours,

                              CAPITAL LEASE FUNDING, L.P.
                                By:  CLF HOLDINGS, INC.


                              By:
                                 -----------------------------
                                 Name
                                 Title




                                        III-1

                                     EXHIBIT IV

                            Form of Funding Certificate
                                       [Date]


                                    [see attached]

                                     EXHIBIT V

                           Representations and Warranties
                              Regarding Mortgage Loans

     Seller represents and warrants to the Buyer that, with respect to each Mortgage Loan sold hereunder and with respect to each pool of Mortgage Loans sold in a Transaction hereunder, as of the related Purchase Date:

     (a) MORTGAGE LOANS AS DESCRIBED. The information set forth in the Mortgage Loan Schedule is complete, true and correct;

     (b) PAYMENTS CURRENT. All payments required to be made up to the Purchase Date for each Mortgage Loan under the terms of the Mortgage Note have been made and credited. No payment required under the Mortgage Loan has been delinquent at any time since the date the Mortgage Loan was originated;

     (c) NO OUTSTANDING CHARGES. There are no defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is greater, to the day which precedes by one month the due date of the first installment of principal and interest;

     (d) ORIGINAL TERMS UNMODIFIED. The terms of the Mortgage Note and mortgage have not been impaired, waived, altered or modified in any respect, except by a written instrument which has been recorded, if necessary to protect the interests of Buyer, and which has been delivered to Buyer or its designee (including the Custodian). No mortgagor has been released, in whole or in part, except in connection with an assumption agreement, which assumption agreement is included in the Mortgage File delivered to Buyer or its designee (including the Custodian) and the terms of which are reflected in the Mortgage Loan Schedule;

     (e) NO DEFENSES. The Mortgage Loan is not subject to any right of rescission, set-off, abatement, diminution, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, abatement, diminution, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, abatement, diminution, counterclaim or defense has been asserted with respect thereto;

     (f) INSURANCE POLICIES IN EFFECT. The fire and casualty insurance policy covering the Mortgaged Property (1) affords (and will afford) sufficient insurance against fire and such other risks as are usually insured against in the broad form of extended coverage insurance from time to time available, as well as insurance against flood hazards if the Mortgaged Property is an area identified by the Federal Emergency Management Agency as having special flood hazards; (2) is a standard policy of insurance for the locale where the Mortgaged Property is located, is in full force and effect, and the amount of the insurance is in the amount of the full insurable value of the Mortgaged Property on a replacement cost basis or the unpaid balance of the Mortgage Loans, whichever is less; (3) names (and will name) the present owner of the Mortgaged Property as the insured; and (4) contains a standard mortgagee loss payable clause in favor of Seller;

     (g) COMPLIANCE WITH APPLICABLE LAWS. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with, and Seller shall maintain in its possession, available for Buyer's inspection, and shall deliver to Buyer upon demand, evidence of compliance with all such requirements;

     (h) NO SATISFACTION OF MORTGAGE. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission;

     (i) VALID FIRST LIEN. The Mortgage is a valid, subsisting and enforceable first lien on the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

                 (1) the lien of current real property taxes and assessments not yet due and payable;

                 (2) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (i) referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (ii) which do not adversely affect the appraised value of the Mortgaged Property set forth in such appraisal; and

                 (3) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the

     Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

The Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a Mortgage, deed of trust, deed to secured debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

     (j) VALIDITY OF MORTGAGE DOCUMENTS. The Mortgage Note and the Mortgage are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency or other similar laws affecting the rights of creditors generally and general principals of equity). All parties to the Mortgage Note and the Mortgage had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage, and the Mortgage Note and the Mortgage have been duly and properly executed by such parties;

     (k) FULL DISBURSEMENT OF PROCEEDS. The proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

     (l) TITLE INSURANCE. The Mortgage Loan is covered by an ALTA lender's title insurance policy, insuring Seller, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1), (2) and
(3) of paragraph (i) above and, with respect to adjustable rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the mortgage interest rate and monthly payment. Seller is the sole insured of such lender's title insurance policy, and such lender's title insurance policy is in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under the lender's title insurance policy, and no prior holder of the mortgage, including Seller, has done, by act or omission, anything that would impair the coverage of such lender's title insurance policy;

     (m) NO DEFAULTS. There is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and, to the best of Seller's knowledge, no event which, with the passage of time or with notice and the expiration of any grace or cure period, other than the failure to make, prior to expiration of the applicable grace period, the monthly payment due immediately prior to the related Purchase Date if such Purchase Date occurs prior to the expiration of such grace period, would constitute a default, breach, violation or event of acceleration, and neither Seller nor its predecessors have waived any default, breach, violation or event of acceleration;

     (n) NO MECHANICS' LIENS. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and, to the best of Seller's knowledge, no rights are outstanding that under the law, could give rise to such liens) affecting the mortgaged property which are or may be liens prior to or equal or coordinate with, the lien of the Mortgage;

     (o) LOCATION OF IMPROVEMENTS: NO ENCROACHMENTS: ZONING COMPLIANCE. All improvements which were considered in determining the appraised value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvements located on or being part of the Mortgaged Property are in violation of any applicable zoning law or regulation;

     (p) REMEDIES. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure;

     (q) NO ADDITIONAL COLLATERAL. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage executed and delivered in connection therewith;

     (r) DEEDS OF TRUST. In the event the Mortgage constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the deed of trust, and no fees or expenses are or will become payable by Buyer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the mortgagor;

     (s) ACCEPTABLE INVESTMENT. Seller has no knowledge of any circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan;

     (t) TRANSFER OF MORTGAGE LOANS. The assignment of mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

     (u) DUE ON SALE. The Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder;

     (v) NO FRAUD. Neither the Seller nor any of its officers, employees or agents has participated in or condoned any fraud in connection with the origination, underwriting or servicing of the Mortgage Loan, and in originating and underwriting the Mortgage Loan, to the best knowledge of the Seller, no fraud was committed against it;

     (w) MORTGAGOR'S FINANCIAL CONDITION. To the best knowledge of the Seller, the credit reports relating to, and the financial statements of, the related Mortgagor and its Affiliates, if any, furnished to the Seller in connection with the Mortgage Loan, correctly reflect the financial condition of the Mortgagor and its Affiliates, if any, in all material respects;

     (x) SOLVENCY. To the best knowledge of the Seller, neither the related Mortgagor, the manager of the related Mortgaged Property not any Affiliate of either of them, is currently a party to any bankruptcy, reorganization, insolvency or comparable proceeding;

     (y) APPRAISAL. All requirements and conditions set forth in each appraisal contained in the related Mortgage File as the basis for the valuation made in such appraisal have been satisfied or arrangements have been made to satisfy such requirements and conditions in accordance with the Seller's underwriting guidelines;

     (z) HAZARDOUS SUBSTANCES. The Seller has reviewed the hazardous substance report contained in the related Mortgage File, the representations of the Mortgagor in the documents in the Mortgage File and the tenant estoppel letter, if any, and has made such other reasonable investigation, including, without limitation, inquiry of the Mortgagor, as would be undertaken by a prudent institutional lender underwriting and originating the Mortgage Loan for its own portfolio, and such documents and investigation do not indicate that any of the following statements are untrue: (A) the Mortgaged Property is not now and has never been used to generate, manufacture, refine, transport, treat, store, handle, dispose of, transfer, produce, process or in any manner deal with Hazardous Substances, (B) no Hazardous Substances have ever been installed in, placed on, or in any manner dealt with on the Mortgaged Property, and (C) no owner of the Mortgaged Property or any tenant, subtenant, occupant, prior tenant, prior subtenant, prior occupant or other Person has received any notice or advice from any governmental agency or any of the foregoing Persons with regard to Hazardous Substances on, from or affecting the Mortgaged Property. Based on the Seller's actual knowledge of the related Mortgaged Property, the related Mortgagor and its use of the Mortgaged Property and the geographic area where such Mortgaged Property is located, the Seller has no reason or cause to believe that the hazardous substance report is incorrect;

     (aa) MORTGAGE NOTE. When the Mortgage Note is delivered to the Buyer or its designee, it will be the only promissory note evidencing the related Mortgage Loan that has been manually signed by the Mortgagor;

     (bb) MORTGAGED PROPERTY UNDAMAGED. There is no proceeding pending or threatened for the total or partial condemnation of the mortgaged property and the mortgaged property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the mortgaged property as security for the Mortgage Loan or the use for which the premises were intended; and

     (cc) ENVIRONMENTAL MATTERS. A third party unaffiliated with Seller has conducted a "Phase I" environmental assessment of the mortgaged property within the past six (6) months and has concluded that, the mortgaged property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation.

                                     SCHEDULE A

                                PURCHASE PRICE GRID


BOND RATING(1)
OR EQUIVALENT       BOND NET(2)    TRIPLE NET/GROUND(3)     DOUBLE NET(4)

AAA/AAA                 100%               99%                   97%
(Min. Spread)(5)       (1.07%)           (1.12%)               (1.18%)
AA/AA                   100%               98%                   97%
(Min. Spread)          (1.08%)           (1.13%)               (1.19%)
A/A                     98%               96%                   94%
(Min. Spread)          (1.11%)           (1.17%)               (1.25%)
BBB/BAA                 92%               91%                   90%
(Min. Spread)          (1.25%)           (1.40%)               (1.55%)
BBB/BA(6)               86%               85%                   84%
BB/BA(6)                86%               85%                   84%
B/B(7)                   0%                0%                    0%
BELOW(7)                 0%                0%                    0%


     (1) For the purposes hereof, "Bond Rating" shall mean the long term unsecured debt rating given by Standard & Poor's, a division of The McGraw-Hill Companies ("S & P"), Fitch IBCA, Inc., Duff and Phelps, Inc. or the equivalent by Moody's Investors Service, Inc. ("Moody's").

     In the absence of Bond Ratings, NAIC 1 will be purchased at BBB/Baa levels. NAIC 2 will be purchased at BBB/Ba levels.

     In the absence of Bond Ratings, short-term debt ratings of A-1+ by S & P will be purchased in accordance with AA/AA levels. Short-term debt ratings of A-1 by S & P or Prime-1 by Moody's will be purchased in accordance with A/A levels. Short-term debt ratings of A-2/A-3 by S & P or Prime 2/Prime-3 by Moody's will be purchased in accordance with BBB/Baa levels. Any short-term debt rating below these levels will be considered in the Buyer's sole discretion.

     All plus or minus aspects of Lease ratings will be ignored. Any split rating will default to the lower of the ratings.

     (2) "Bond Net" leases refers to those leases that contain no landlord obligations and no capacity for tenant to cancel lease without a make-whole payment by tenant to landlord.

     (3) "Triple Net" and "Ground" leases refer to those leases that contain no landlord obligations other than restoration at condemnation and casualty and which provide the tenant with cancellation or rent abatement rights in connection with such events.

     (4) "Double Net" leases refers to those leases that contain certain on-going obligations of the landlord related to structural and maintenance items and provide the tenant with cancellation or rent abatement rights associated with landlord's failure to perform its obligations.

     (5) "Minimum Spread" reflects the minimum spread over the WAL Treasury Security for a particular initial mortgage loan. In the Buyer's sole discretion, any Mortgage Loan inside these quoted spreads will lead to a lower Purchase Rate.

     (6) The sum of each Adjusted Purchase Price paid for a Mortgage Loan related to tenants rated at these levels shall not at any time exceed 20% of the Aggregate Outstanding Amount. The Minimum Spread applicable to these levels shall be as approved by Buyer in its sole discretion.

     (7) These levels are included in order to calculate margin levels in the event of a downgrade of a tenant related to a Mortgaged Property and will not be acceptable for the initial purchase of a Mortgage Loan.




                                         A-1